EXHIBIT 10-9

EXECUTION COPY

GUARANTY

Dated as of July 1, 2007

made by

FIRSTENERGY SOLUTIONS CORP.,
as Guarantor

SALE AND LEASEBACK OF A 16.8885% UNDIVIDED INTEREST IN BRUCE MANSFIELD PLANT UNIT 1

i

GUARANTY

                This GUARANTY, dated as of July 1, 2007 (this “Guaranty”), by FIRSTENERGY SOLUTIONS CORP., an Ohio corporation (the “Guarantor”), in favor of the Guaranteed Parties (as defined in Section 5).

WITNESSETH:

                WHEREAS,  the Guarantor wishes to induce the Guaranteed Parties to enter into that certain Participation Agreement dated as of June 26, 2007 (the “Participation Agreement”) by and among FirstEnergy Generation Corp., as Lessee, the Guarantor, Mansfield 2007 Trust A, as Lessor, U.S. Bank Trust National Association, as Trust Company, Hillbrook Corp., as Owner Participant, The Bank of New York Trust Company, N.A., as Indenture Trustee, and The Bank of New York Trust Company, N.A., as Pass Through Trustee, and consummate the transactions contemplated therein with FirstEnergy Generation Corp., an Ohio corporation and wholly-owned subsidiary of the Guarantor; and

                WHEREAS,  the Guaranteed Parties are unwilling to enter into such Participation Agreement and consummate the transactions contemplated therein unless the Guarantor enters into this Guaranty;

                NOW, THEREFORE,  in order to induce the Guaranteed Parties to enter into such Participation Agreement and consummate the transactions contemplated therein, the Guarantor hereby agrees as follows:

SECTION 1. DEFINED TERMS

                Capitalized terms used in this Guaranty, including the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A to the Participation Agreement. The Rules of Interpretation set forth in Appendix A to the Participation Agreement shall apply to the terms used in and the interpretation of this Guaranty.

SECTION 2. GUARANTY

Section 2.1.           Guaranty.  Subject to the terms and conditions in this Guaranty, the Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Parties the due, punctual and full payment (when and as the same become due and payable) (the “Payment Obligations”), and, as applicable, performance by the Lessee of all of the Lessee’s obligations (the “Performance Obligations” and, together with the Payment Obligations, individually and collectively as the context may require, the “Obligations”) under the Lessee Documents in the event that the Lessee fails to pay when due and payable (by acceleration or otherwise), or perform when required, pursuant to the Lessee Documents, in each case, without regard to whether such Obligation is direct or indirect, absolute or contingent, now or hereafter existing or owing, voluntary or involuntary, created or arising by contract, operation of law or otherwise or incurred or payable before or after commencement of any proceedings by or against the Lessee under any bankruptcy law. In the case of any failure by the Lessee to perform any Obligation when required pursuant to the Lessee Documents, the Guarantor agrees to cause such performance or observance to be done, and in the case of any failure by the Lessee to make a payment as and when the same shall become due and payable (by acceleration or otherwise), the Guarantor agrees to make such payment as and when such payment is due and payable.

Section 2.2.           Guaranty Absolute. This Guaranty is an absolute, unlimited and continuing guaranty of performance and payment of the Obligations in accordance with the Lessee Documents. This Guaranty is in no way conditioned upon any attempt to collect from the Lessee or upon any other event or contingency, and shall be binding upon and enforceable against the Guarantor without regard to the validity or enforceability of any Lessee Document or of any term thereof.

Section 2.3.           Guaranty Not Assignable. The Guarantor shall not assign this Guaranty or any of its obligations hereunder to any Person; provided that when the Notes have been paid in full and the lien of the Indenture has been discharged, the Guarantor may assign this Guaranty to another Person with the explicit written consent of the Owner Participant, such consent not to be unreasonably withheld.

Section 2.5.           Reinstatement.  The obligations of the Guarantor herein shall continue to be effective or shall be reinstated, as the case may be, if at any time, payment of any amount guaranteed hereunder, or any part thereof, is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Lessee or otherwise.

Section 2.6.           Guaranty Not Subject to Setoff, etc.  The obligations of the Guarantor hereunder shall not be subject to any counterclaim, setoff, deduction or defense (other than payment or performance) based upon any claim or defense the Lessee may have against any Guaranteed Party or any claim or defense the Guarantor may have against the Lessee or any other Person and shall remain in full force and effect (subject to Section 2.3) until payment in full (or other satisfaction), performance (or other satisfaction), or transfer of this Guaranty as provided in Section 3.2, of all of the Obligations, and such obligations shall not be released, discharged, reduced or in any way affected by, any circumstance or condition whatsoever which might constitute a legal or equitable discharge or defense including, but not limited to, (a) the modification or amendment (by operation of law or otherwise), expressly or impliedly, of any Lessee Document, or any other instrument applicable to the Lessee or to its Obligations, or any part thereof; (b) the default or failure on the part of the Lessee to perform or comply with any term of any Lessee Document; (c) any waiver, consent, extension, indulgence or other action or any action or inaction under or in respect of any Lessee Document, including this Guaranty; (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to the Guarantor or the Lessee, or their respective properties or their creditors, or any action taken by any trustee or receiver or by any court in any such proceeding; (e) any furnishing or acceptance of additional security or any release of any security (and the Guarantor authorizes each Guaranteed Party to furnish, accept or release said security); (f) any lack of validity or unenforceability, in whole or in part, of any Lessee Document, or any term thereof; (g) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations; (h) any merger or consolidation of the Lessee into or with any other Person or any direct or indirect sale, lease or transfer of any other assets of the Lessee to any other Person; (i) any change in the ownership of any shares of capital stock of the Lessee (including any such change which results in the Guarantor no longer owning capital stock of the Lessee); (j) any assumption of the Notes by the Lessee pursuant to the terms of any Lessee

Document or otherwise; or (k) any other event or circumstance whatsoever (other than payment and performance, or other satisfaction, in full of the Obligations, or transfer of this Guaranty as provided in Section 3.2).

Section 2.7.           Subrogation.  The Guarantor will not exercise any rights which it may acquire by way of subrogation hereunder, by any payment made hereunder or otherwise, unless and until all of the Obligations have been paid in full, or performed, as the case may be, (or otherwise satisfied). If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, performed or otherwise satisfied, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid as provided in Section 6.1 on account of the Obligations, whether matured or unmatured, and thereafter to be applied in accordance with the terms of the Lessee Document under which such Obligation arose, when such Obligation is due and payable. If (a) the Guarantor shall make payment to any Guaranteed Party of all or any part of the Obligations and (b) all the Obligations shall be paid in full, performed, or otherwise satisfied, such Guaranteed Party will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

Section 2.8.           Exercise of Rights.  Each Guaranteed Party may, at its election, exercise any right or remedy it might have against the Lessee or any security held by such Guaranteed Party, including the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of the Guarantor hereunder, except to the extent the Obligations are paid or satisfied from such exercise of rights, or otherwise, and the Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of the Guarantor against the Lessee or any such security, whether resulting from such election by such Guaranteed Party, or otherwise.

Section 2.9.           Right to Deal with the Lessee.  At any time, and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of the Guarantor hereunder, any Guaranteed Party may deal with the Lessee in the same manner and as fully and as if this Guaranty did not exist and shall be entitled, among other things, to grant the Lessee, without notice or demand and without affecting the Guarantor’s liability hereunder, such extension or extensions of time to perform, renew, compromise, accelerate or otherwise change the time for payment of or otherwise change the terms of payment or any part thereof contained in or arising under any Lessee Document, or to waive any Obligation of the Lessee to perform any act or acts as such Guaranteed Party may deem advisable.

SECTION 3. COVENANTS OF THE GUARANTOR

Section 3.1.           Reports.  The Guarantor shall deliver to the Owner Participant the following:

                (a)           quarterly unaudited consolidated financial statements for the Guarantor for each of the first three quarters of its fiscal year within 60 days following the end of such quarter;

                (b)           year-end audited consolidated financial statements for each fiscal year of the Guarantor, all reported on in conformity with GAAP, with the unqualified opinion thereon of independent public accountants of recognized national standing, together with an annual no default certificate from the Guarantor within 120 days following the end of such fiscal year; and

                (c)           to the extent reasonably requested, such other financial or operating information that is routinely made available to creditors of the Guarantor.

                The Guarantor will deliver to the Owner Participant at the time of delivery of the financial statements referred to in clause (b) above, an Officer’s Certificate, stating whether or not, to the Actual Knowledge of the Guarantor, the Lessee is in default in the performance and observance of any of the terms, provisions and conditions of the Facility Lease, the Operating Agreement, or any other Lessee Document (without regard to any period of grace or requirement of notice provided thereunder) and, if the Lessee shall be in default, specifying all such defaults and the nature and status thereof and what action the Guarantor has taken or is taking or proposes to take with respect thereto.

Section 3.2.           Merger and Consolidation.  The Guarantor shall not consolidate with or merge with or into any other entity or sell, convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other entity, and will not permit any entity to consolidate with or merge into it unless:

                (a)           immediately prior to and immediately following such consolidation, merger, sale or lease, no Material Default or Lease Event of Default shall have occurred and be continuing that has not been waived; and

                (b)           the entity (including any such resulting entity that is an Affiliate of the Guarantor) resulting from such consolidation, surviving such merger or succeeding to such properties and assets (the “Successor Guarantor”) shall (A) be organized under the laws of the United States, any state thereof or the District of Columbia, (B) expressly assume, pursuant to an agreement reasonably acceptable to the Owner Participant (and, so long as the Notes are outstanding, the Indenture Trustee), each obligation of the Guarantor under this Guaranty and the other Lessee Documents, (C) provide the Owner Participant (and, so long as the Notes are outstanding, the Indenture Trustee) a customary officer’s certificate and a customary legal opinion addressing certain matters in connection therewith and (D) have a net worth that is not less than that of the Guarantor, determined not more than seven days prior to the closing of such consolidation, merger or asset transfer; and

                (c)           the Successor Guarantor shall have affirmed its obligations under this Guaranty.

                Upon any such consolidation, merger, sale, conveyance, transfer, lease or other disposal in accordance with Sections 3.2(a)-(c) above, the Successor Guarantor shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Guaranty and the Participation Agreement with the same effect as if such Successor Guarantor had been named as the Guarantor and the Guarantor shall be relieved of and released from all obligations and covenants under this Guaranty.

All reasonable costs and expenses of the Transaction Parties incurred in connection with the foregoing shall be for the account of Guarantor.

Section 3.3.           Existence.  The Guarantor shall use its best efforts to preserve and maintain (i) its legal existence, and (ii) all of its material rights, privileges and franchises in every jurisdiction in which the character of the property owned or the nature of the business transacted by it makes licensing or qualification necessary.

Section 3.4.           Compliance with Laws.  The Guarantor shall comply with all Applicable Laws, including all Environmental Laws, except where such non-compliance is the subject of appropriate contest proceedings as set forth in Section 7 or Section 8 of the Facility Lease or would not reasonably be expected to have a Material Adverse Effect.

Section 3.5.           Taxes.  The Guarantor shall file, or cause to be filed, all material Tax and information returns that are required to have been filed in any jurisdiction and pay when due all Taxes that are shown to be due and payable on such returns or pursuant to a final assessment received by the Guarantor, other than Taxes and assessments which are being diligently contested in good faith by the Guarantor and with respect to which adequate reserves have to the extent required by GAAP been set aside.

Section 3.6.           Operation and Maintenance.  The Guarantor will not take any actions intended to prevent the Lessee from maintaining and operating the Facility in accordance with its obligations under the Facility Lease.

SECTION 4. REPRESENTATIONS AND WARRANTIES

                The Guarantor represents and warrants to the Guaranteed Parties that:

Section 4.1.           Organization; Power and Authority.  The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Guarantor is duly qualified to do business in each other jurisdiction where the nature of its business requires such qualification other than any such jurisdiction where the failure to be so qualified would not result in a Material Adverse Effect. The Guarantor has all requisite power and authority to own its assets, conduct its business and execute, deliver and perform its obligations under this Agreement and the other Lessee Documents.

Section 4.2.           Authorization.  The execution, delivery and performance by the Guarantor of this Guaranty and each other Lessee Document to which it is a party have been duly authorized by all necessary corporate action on the part of the Guarantor, and, when executed and delivered, this Guaranty and each such other Lessee Document will constitute the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other Applicable Laws relating to or affecting the rights of creditors generally and (b) general principles of equity.

Section 4.3.           Non-Contravention.  The execution, delivery and performance of this Guaranty and each other Lessee Document to which it is a party do not and will not (a) contravene any Applicable Law binding on the Guarantor or its property, (b) require any action, consent or approval by any trustee or holder of indebtedness of the Guarantor or other Person (other than those obtained prior to or on the Closing Date) or (c) constitute a violation of or a default under any indenture, mortgage or other material contract, instrument or agreement to which the Guarantor is a party or by which any of its property is bound, which in any case, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

Section 4.4.           Governmental Approvals.  All Permits which are required to be obtained (as of the date this representation is made or deemed to be made) in connection with the Guarantor’s execution and delivery of, or performance of its obligations under, this Guaranty and the other Lessee Documents to which it is a party have been obtained, were validly issued and are in full force and effect on the date hereof. No such Permit is the subject of any pending or threatened judicial or administrative proceeding, which judicial review or proceeding could have a Material Adverse Effect. The Guarantor is in compliance with all Permits required to be obtained by it as of the date this representation is made or deemed to be made. The Guarantor does not have any reason to believe that it will be unable to obtain the Governmental Approvals that are not required to be obtained prior to the date this representation is made or deemed to be made, which Governmental Approvals are set forth on Part II of Schedule 4.5, in the ordinary course of business and at such time or times as may be necessary to avoid any substantial delay in, or material impairment to, the performance of the transactions as contemplated by the Lessee Documents and the Operating Agreement.

Section 4.5.           Litigation.  There are no actions, suits, investigations or proceedings at law or in equity by or before any Governmental Entity pending against the Guarantor or, to its Actual Knowledge, threatened against the Guarantor, or any property or other assets or rights of the Guarantor or with respect to this Agreement or any other Lessee Document to which it is a party which (i) questions the validity of this Agreement or such Lessee Documents or the ability of the Guarantor to perform its obligations under this Agreement or such Lessee Documents or (ii) if determined adversely to it, could reasonably be expected to materially adversely affect the ability of the Guarantor to perform its obligations under this Agreement or such Lessee Documents.

SECTION 5. GUARANTEED PARTIES

                Each of the Lessor and the Owner Participant and, so long as the Trustee’s Liens have not been terminated or discharged, the Indenture Trustee and the Pass Through Trustee, and in respect of any amount or amounts payable by the Lessee pursuant to Section 9 of the Participation Agreement or the Tax Indemnity Agreement, any Indemnified Party and any Tax Indemnitee, in each case, together with their respective successors and permitted assigns, are each Guaranteed Parties under this Guaranty (each, a “Guaranteed Party” or, together, the “Guaranteed Parties”).

SECTION 6. MISCELLANEOUS

Section 6.1.           Payments.  Each payment by the Guarantor under this Guaranty shall be made in immediately available funds, without setoff or counterclaim; provided that, no such payment shall be deemed a waiver of any rights the Guarantor may have against any Guaranteed Party or the Lessee.

Section 6.2.           Parties.  This Guaranty shall inure to the benefit of, and shall be enforceable by, each of the Guaranteed Parties, and shall be binding upon the Guarantor and its successors and assigns.

Section 6.3.           Notices.  All communications and notices hereunder shall be made in accordance with the provisions of Section 14.5 of the Participation Agreement, which are hereby incorporated herein by reference. The initial address of the Guarantor is as follows:

FirstEnergy Solutions Corp. 76 South Main Street Akron, OH 44308 Attention: Associate General Counsel Facsimile: (330) 384-3875 Telephone: (330) 384-5802

Section 6.4.           Survival of Representations, Warranties, etc.  All representations, warranties, covenants and agreements made herein and in statements or certificates delivered pursuant hereto shall survive any investigation or inspection made by or on behalf of the Guaranteed Parties and shall continue in full force and effect, notwithstanding any termination or unenforceability of any Lessee Document, until all of the Obligations have been paid in full and performed in full. Upon payment and performance in full of all Obligations, this Guaranty shall terminate and, except as set forth in Sections 2.3 and 6.6, the representations, warranties, covenants and agreements made by the Guarantor shall not survive the termination of this Guaranty.

Section 6.5.           Governing Law.  This Guaranty has been delivered in the State of New York and shall be in all respects governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance.

Section 6.6.           Consent to Jurisdiction; Waiver of Trial by Jury:

                (a)           The Guarantor (i) hereby irrevocably submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the right of any party to remove to the United States District Court for the Southern District of New York) and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Guaranty or the subject matter hereof brought by any Guaranteed Party; (ii) hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court, or in such federal court; and (iii) to the extent permitted by Applicable Law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that such party is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Guaranty or the subject matter hereof may not be enforced in or by such court.

                (b)           TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY WAIVES THE RIGHT TO DEMAND A TRIAL BY JURY IN ANY SUCH SUIT,

ACTION OR OTHER PROCEEDING ARISING OUT OF THIS GUARANTY OR THE SUBJECT MATTER THEREOF BROUGHT BY ANY GUARANTEED PARTY.

Section 6.7.           Severability; Amendments and Waivers.  If any provision of this Guaranty or any application hereof shall be invalid or unenforceable under Applicable Law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. No term, covenant, agreement or condition of this Guaranty may be terminated or amended, or compliance therewith waived, except by an instrument or instruments in writing executed by the Guarantor and consented to by the Lessor, the Owner Participant and, so long as the Trustee’s Liens have not been terminated or discharged, the Indenture Trustee and the Pass Through Trustee.

[Signature page follows]

                IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed and delivered as of the day and year first above written.

FIRSTENERGY SOLUTIONS CORP.

By:	/s/ James F. Pearson
Name: James F. Pearson
Title: Vice President and Treasurer